EXHIBIT 23.1

ROBERT G. JEFFREY CERTIFIED PUBLIC ACCOUNTANT 61 BERDAN AVENUE WAYNE, NEW JERSEY 07470

LICENSED TO PRACTICE	TEL: 973-628-0022
IN NEW YORK AND NEW JERSEY	FAX: 973-696-9002
MEMBER OF AICPA	E-MAIL: rgjcpa@optonline.net
PRIVATE COMPANIES PRACTICE SECTION
MEMBER CENTER FOR PUBLIC COMPANY AUDIT FIRMS
REGISTERED PUBLIC ACCOUNTING FIRM WITH
PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in this annual report on Form 10-KSB (File No. 000-51787) of my report dated April 1, 2006 on my audits of the financial statements of Asia Electrical Power International Group Inc. as of December 31, 2005 and 2004 and for the years then ended.

/s/ Robert G. Jeffrey Robert G. Jeffrey Wayne, New Jersey April 1st, 2006